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News Announcement
For Immediate Release

Exhibit 99.1
Molly D. VandenHeuvel Announced as Chief Operating Officer

CHICAGO-(April 15, 2019)-Oil-Dri Corporation of America (NYSE: ODC) announced that effective today, Molly D. VandenHeuvel has been appointed Chief Operating Officer. In her role as COO, Ms. VandenHeuvel will report directly to Daniel S. Jaffee, Oil-Dri’s President and Chief Executive Officer. She will assume responsibility for our supply chain and oversee Oil-Dri’s manufacturing, procurement, logistics and customer service departments. In this role, Ms. VandenHeuvel will lead the development and implementation of our operational growth strategies.

“Molly is a seasoned and uniquely qualified leader who will be pivotal as we drive Oil-Dri’s next stage of growth,” said Daniel S. Jaffee. “With her background in supply chain management across several industries, including consumer products, I am confident that Molly will execute operational excellence throughout our organization. Her first challenge will be to lead the creation and implementation of a robust S&OP (sales and operating plan). She has a stellar track record, and we are very fortunate to have her joining our team.”

Ms. VandenHeuvel was previously with Abbott Laboratories, where she served as an Integration and Supply Chain Head from 2017 to 2019, and Senior Director of Integrated Business Planning from 2015 to 2017. During her tenure, she successfully spearheaded supply chain optimization and maximized sales and operational efficiencies, all of which led to significant financial savings and growth for the company.

Prior to Abbott Laboratories, Ms. VandenHeuvel served as Senior Director of Product Supply - Beverages & Snack Nuts for Kraft Foods Group and held previous supply chain positions for Procter & Gamble.

Ms. VandenHeuvel earned her bachelor’s degree in Industrial Engineering from Northwestern University and has received numerous awards and honors throughout her career.
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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515